Consent of Independent Registered Public Accounting Firm

We have issued our reports dated June 22, 2009 with respect to the consolidated financial statements and internal control over financial reporting of LML Payment Systems Inc. appearing in the 2009 Annual Report on Form 10-K of LML Payment Systems Inc. to its shareholders for the year ended March 31, 2009 which are incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned reports.

Vancouver, Canada	/s/ Grant Thornton LLP
August 24, 2009	Chartered Accountants